EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 25, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2007 YEAR END RESULTS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income for the quarter ended December 31, 2007, of $964 thousand, or $.46 per basic and diluted share, compared to $854 thousand, or $.40 per basic and diluted share, for the fourth quarter of 2006.  Net income for 2007 was $3.0 million, or $1.42 per basic and diluted share, compared to $3.6 million, or $1.69 per basic and diluted share, for 2006.  The annualized returns on average assets and equity at December 31, 2007, were .82% and 8.80%, respectively, compared to .95% and 11.10% for 2006.

Net interest income decreased 4% during the fourth quarter of 2007 compared to the fourth quarter of 2006, while net interest margin decreased to 3.68% from 3.78% during the same period.  Net interest income decreased 1% for the year ended December 31, 2007, to $13.3 million compared to the same period in 2006 while net interest margin increased during this period from 3.78% to 3.82%.  The reduction of net interest income for the year ended December 31, 2007, was due primarily to lower volumes of earning assets as average loan volumes fell $5 million compared to 2006.  Net interest income decreased by $340 thousand due to lower volume; this decrease was partially offset by the increase in net interest margin which increased net interest income by $178 thousand.

Non-interest income for the quarter and year ended December 31, 2007, was $964 thousand and $2.2 million, respectively, compared to $639 thousand and $2.5 million for the same periods in 2006.  The increase for the quarter ended December 31, 2007, was primarily due to market changes as the fair value of the Company’s investment trading portfolio increased contributing to gains posted during the quarter.  Other factors include higher service charges on deposit accounts, offset by reduced gains on sales of mortgage originations in the secondary market.  The decrease for the year ended December 31, 2007, was related to losses in the investment securities portfolio from sales of securities earlier in the year.  These securities losses were offset by the previously mentioned gains from marking the investment trading portfolio to market, service charges on deposit accounts and increased revenue on networking arrangements.

Non-interest expense for the quarter and year ended December 31, 2007, was $2.7 and $11.3 million, respectively, compared to $2.6 and $10.7 million for the comparable periods in 2006.  The fourth quarter increase of $157 thousand was due primarily to higher personnel costs.  The increase for the twelve months ended December 31, 2007, was due primarily to higher personnel costs and expenses related to other real estate.

Net charge-offs as a percentage of average loans was .15% at December 31, 2007, compared to .21% at December 31, 2006.  The Company added $440 thousand to its allowance for probable loan losses in 2007, which offset the net charge-offs of $353 thousand for the year.  The ratio of the allowance for probable loan losses to total loans was 1.09% at December 31, 2007, compared to .96% at December 31, 2006.

Since December 31, 2006, total assets decreased $973 thousand to $368 million at December 31, 2007.  The change is due primarily to an $18 million increase in investment securities to $126 million offset by a decrease of $20 million in loans which ended the year at $221 million.  The Company sells primarily all of its 1-4 family loans in the secondary market which has the effect of substantially decreasing the residential mortgage portfolio.  This decrease represented approximately 60% of the decrease in total loans.  Total deposits decreased $7 million to $246 million at December 31, 2007, compared to $253 million as of December 31, 2006.  The decline in deposits was primarily due to the loss of public funds and special promotion CD’s, which are considered non-core deposits.  Deposits that the Company considers core increased over $2 million in 2007.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of December 31, 2007, the Company reported assets of $368.3 million and equity of $35.8 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at December 31, 2007, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,

	2007	2006	2007	2006

Interest income	$5,988,284	$6,073,319	$24,604,502	$23,707,883
Interest expense	(2,802,391)	(2,739,081)	(11,264,692)	(10,206,071)
Net interest income	3,185,893	3,334,238	13,339,810	13,501,812
Provision for loan losses	(120,000)	(265,000)	(440,000)	(475,000)
Net interest income after
provision for loan losses	3,065,893	3,069,238	12,899,810	13,026,812
Non-interest income	964,060	639,064	2,228,292	2,450,761
Non-interest expense	(2,737,357)	(2,580,309)	(11,266,073)	(10,705,008)
Income before income taxes	1,292,596	1,127,993	3,862,029	4,772,565
Income taxes	(328,316)	(273,960)	(856,248)	(1,193,982)
Net income	$964,280	$854,033	$3,005,781	$3,578,583

Return on Average Assets	1.06%	0.92%	0.82%	0.95%
Return on Average Equity	10.99%	10.27%	8.80%	11.10%

Diluted:
Net income per share	$0.46	$0.40	$1.42	$1.69
Weighted average shares outstanding	2,118,872	2,121,324	2,119,566	2,121,845

	December 31,	December 31,
	2007	2006

Total assets	$368,345,272	$369,318,241
Cash and due from banks	8,732,307	6,572,163
Federal funds sold	245,192	304,569
Investment securities	125,691,658	107,370,048
Loans, net of unearned interest	223,352,663	243,589,293
Deposits-interest bearing	199,088,223	203,411,996
Deposits-non interest bearing	47,305,927	50,345,279
Total Deposits	246,394,150	253,757,275
Short Term debt	34,964,330	39,392,884
L/T debt, inc junior subordinated debentures	47,580,699	39,579,104
Stockholders' equity	35,800,865	33,596,888
Book value (per share)	$16.90	$15.86
Total shares outstanding	2,117,966	2,117,966